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                                                                    Exhibit 99.3


Contacts:   Charlotte Penner or
            Kristan De La Rosa
            Manugistics, Inc.
            301-984-5000


FOR IMMEDIATE RELEASE

MANUGISTICS ANNOUNCES
AGREEMENT TO ACQUIRE TYECIN SYSTEMS

ACQUISITION CREATES COMPREHENSIVE CUSTOMER-CENTRIC SUPPLY
CHAIN OPTIMIZATION SOLUTION FOR SEMICONDUCTOR AND HIGH-TECH
INDUSTRIES

WASHINGTON, D.C., JUNE 1, 1998 - Manugistics Group, Inc. (Nasdaq: MANU), the world's most recognized name in supply chain management, today announced at working as one '98, that it has entered into a definitive merger agreement to acquire TYECIN Systems Inc., the leading supplier of advanced planning and scheduling applications for the semiconductor industry. The merger with Los Altos, California-based TYECIN will create a comprehensive solution for customer-centric supply chain optimization that considers the unique complexities faced by semiconductor manufacturers from global planning to the factory floor. In addition, the solution will deliver significant benefits to other industries that interact with semiconductor manufacturers as part of their extended supply chain, such as computers, consumer electronics, telecommunications and industrial equipment.

Under the terms of the merger agreement, which has been approved by the Board of Directors of each company, Manugistics will issue approximately 333,000 shares of Manugistics common stock in exchange for all the outstanding stock of TYECIN. The transaction is valued at approximately $9.5 million. The transaction is subject to customary conditions of closing. Manugistics will account for the merger as a pooling of interests and anticipates non-recurring costs associated with the merger of approximately $3 million in its fiscal second quarter that will end August 31, 1998.

"This merger significantly strengthens our supply chain solution and increases the depth of functionality that we can offer to semiconductor manufacturers and other high-tech companies," said Mary Lou Fox, senior vice president for Manugistics. "Because of the complementary nature of our solutions and organizations, we feel we can quickly add TYECIN's products to the Manugistics suite and create the first one-vendor solution to manage the complete extended supply chain in these industries."

Not only do semiconductor manufacturers face significant supply chain challenges on their own, but they are critical suppliers in the extended supply chain of many other companies and are often part of a company which also manufactures end-user high-tech


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products. This results in a broad need for customer-centric supply chain optimization now met by the combined solutions of Manugistics and TYECIN.

With this merger, Manugistics will offer the only integrated solution optimized for semiconductor manufacturers and other high-tech industries to enable them to deliver products on-time with consistent, high quality. The solution will enable companies to optimize global production resources for maximum performance, deliver real-time available-to-promise+ (ATP) and manufacturing planning and scheduling, increase forecast accuracy, especially for short life-cycle products, and collaborate with suppliers and customers through Manugistics NetWORKS(TM). A combined solution is available immediately. The fully integrated solution is planned for later this year as part of Manugistics5.

"Both TYECIN and Manugistics have solid track records of deep domain expertise TYECIN in the semiconductor industry and Manugistics in supply chain management as well as successful implementations that deliver results to clients," states Randall Hughes, President of TYECIN Systems. "Together we can offer a solution that can be implemented quickly and will allow clients to realize significant benefits in reducing costs, shrinking manufacturing time to market, better utilizing their manufacturing assets as well as improving their ability to meet customer orders."

TYECIN Systems, which is uniquely focused on semiconductors and the complex microelectronics industry, has a broad base of clients using its factory-level planning and scheduling software. Its products are installed at over 350 sites, including eight of the top 10 semiconductor manufacturers, as well as leading foundries, fabless companies, and manufacturers in the thin film disk and flat panel display industries. TYECIN's client base includes industry leaders such as Fujitsu, Hewlett-Packard, Hitachi, IBM, Level One Communications, Texas Instruments, Toshiba, and TSMC (Taiwan). TYECIN's product line also includes a supply chain optimization planning product designed for the specific needs of the semiconductor industry, which is currently operational at Harris Corp. and planned for commercial release this year.

Headquartered in Rockville, Maryland, Manugistics, Inc. is the world's most recognized name in supply chain management and has the largest global client base of any supply chain provider. The company's solutions are used by over 630 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions for customer-centric supply chain optimization uniquely allow its clients to create and optimize their supply chains around their customers and are quick to implement, adapt easily to change and deliver rapid results. Its clients include leading companies such as Compaq, Harley-Davidson, Nike, Frito-Lay, Wal-Mart, DuPont, and Nortel.

FORWARD LOOKING STATEMENTS
      This press release contains forward-looking statements that involve risks and uncertainties. The success of the merger and future operating results of the combination of Manugistics and TYECIN may differ from the results discussed or forecasted in the


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forward-looking statements due to factors that include, but are not limited to, risks associated with merger, such as the potential difficulties in the assimilation of operations, strategies, technologies, and products of the acquired company; the risk of loss of key personnel of the acquired company; diversion of management attention from other business concerns; risks of entering new markets and risk associated with TYECIN's business, including the risk of variations in operating results, current and expected competition; and the need to continue to expand product distribution, particularly internationally. For further information, please refer to reports and other documents filed by the Company with the Securities and Exchange Commission which are publicly available, copies of which also may be obtained by contacting the Company's Investor Relations department at 301-984-5409.

# # #

Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.